Exhibit 99.1

GREAT ELM GROUP REPORTS FISCAL 2026 SECOND QUARTER

FINANCIAL RESULTS

– Fee-Paying AUM1 Grew 4% Year-Over-Year as of December 31, 2025 –

– Significant Unrealized Loss of $14.4 million and Realized Gain of $2.3 million on GEG’s Investments in the Quarter2 –

– Monomoy BTS Substantially Completes Third Build-to-Suit Development Property –

– Repurchased Approximately 1.1 Million Shares, or Over 3% of Shares Outstanding –

Company to Host Conference Call at 8:30 a.m. ET on February 5, 2026

PALM BEACH GARDENS, Florida, February 4, 2026 – Great Elm Group, Inc. (“we,” “our,” “GEG,” “Great Elm,” or “the Company”), (NASDAQ: GEG), an alternative asset manager, today announced financial results for its fiscal second quarter ended December 31, 2025.

Management Commentary

Jason Reese, Chief Executive Officer of the Company stated, “We continued to build momentum across our alternative asset management platform despite market headwinds during the quarter. While heightened volatility drove significant unrealized losses in our core portfolio investments and weighed on reported results, we remain focused on disciplined execution.

Against a challenging market backdrop for the BDC, GECC management took actions in the portfolio to position the platform for success, re-underwriting the entire portfolio and working deliberately to further diversify investments as well as optimizing the portfolio to improve overall credit quality. With significant liquidity, a healthy balance sheet, and a lower cost of capital, we believe GECC remains well-positioned to rebuild in calendar 2026.

During the quarter, we completed our third Monomoy build-to-suit project in Florida and commenced active marketing of the property. In addition, we repurchased more than one million shares of our common stock since the end of the first quarter of fiscal 2026, underscoring our confidence in the business and our commitment to shareholder value.

Our CoreWeave-related investment continues to represent a compelling success despite significant market volatility during the quarter that contributed to our unrealized losses. We have received distributions on this investment to date well in excess of GEG’s original investment, and we continue to believe there is meaningful upside potential based on current trading levels. Looking ahead, we are focused on leveraging our balance sheet to find new investments as we grow our assets under management and fee revenue, and deliver sustained, long-term value for our shareholders.”

Fiscal Second Quarter 2026 and Recent Highlights

•
GEG’s fee-paying assets under management (“FPAUM”) and assets under management (“AUM”) totaled approximately $561 million and $740 million, respectively.1
o
FPAUM increase of 4% and AUM reduction of 2%, respectively, compared to the prior-year period.
•
Total revenue for the second quarter was $3.0 million, compared to $3.5 million for the prior-year period.

•
Net loss was $(16.5) million for the second quarter, compared to net income of $1.4 million in the prior-year period.
o
Decrease in net income primarily driven by $14.4 million in unrealized loss and $2.3 million in realized gain2 from GEG’s investments, consisting largely of unrealized losses relating to the Company’s investments in Great Elm Capital Corp. (NASDAQ: GECC) common stock, special purpose vehicles (“SPVs”) related to GECC common stock, and a CoreWeave-related investment.
o
This compares to net unrealized gain on the Company’s investments in the prior-year period of $2.4 million3.
•
GEG recognized a realized gain of $2.2 million from its CoreWeave-related investment for the second quarter ended December 31, 2025.
o
To date, GEG has received distributions of $5.8 million in connection with its CoreWeave-related investment, well in excess of its $5 million original capital investment.
•
Adjusted EBITDA for the second quarter was $(1.6) million, compared to $1.0 million in the prior-year period.
•
As of December 31, 2025, GEG had approximately $51.2 million of cash and cash equivalents on its balance sheet to support growth initiatives across its alternative asset management platform.
•
GEG repurchased approximately 1.1 million shares in the second quarter, or over 3% of shares outstanding, at an average price of $2.47 per share.
o
Through February 3, 2026, Great Elm repurchased approximately 6.4 million shares at an average price of $1.99 per share, equating to $12.7 million since the initiation of the stock repurchase program.

GEG Business Highlights

Alternative Credit

•
GEG received management fees from GECC of $1.2 million for the fiscal second quarter ended December 31, 2025.
•
GECC paid $1.48 per share of dividends to shareholders for its year ended December 31, 2025.
•
GECC’s investment team undertook targeted portfolio reviews and credit optimization initiatives during the quarter, positioning the platform with a solid foundation as it enters calendar 2026.
•
In Great Elm’s private credit strategy, the Great Elm Credit Income Fund, launched in November 2023, began an orderly wind-down in response to recent portfolio events and market conditions.

Real Estate

•
Great Elm Real Estate Ventures (“Real Estate Ventures”), a new entity formed in connection with the KLIM strategic partnership, consolidates Great Elm’s three real estate subsidiaries under a single entity. These subsidiaries include:
o
Monomoy CRE, LLC, an asset manager, including manager of Monomoy REIT;
o
Monomoy BTS, Corp. (“MBTS”), a build-to-suit development arm; and
o
Monomoy Construction Services, LLC (“MCS”), a full-service procurement and construction manager.
•
Real Estate Ventures operates as a comprehensive, vertically-integrated real estate enterprise serving the Industrial Outdoor Storage, or “IOS,” sector.
•
MCRE received investment and property management fees of approximately $1.0 million, growing more than 15% from the prior-year period.
•
MBTS substantially completed its third build-to-suit development property, located in Florida.
•
MCS completed its third full quarter of operations, adding $0.4 million to total revenue for the fiscal second quarter.

Investments

•
Great Elm recorded a net realized and unrealized loss of $4.5 million from its CoreWeave-related investment during the fiscal second quarter of 2026, driven by market-based valuation changes.
o
Realized gain of $2.2 million partially offset an unrealized loss of $6.7 million for the quarter ended December 31, 2025.
o
During the quarter ended December 31, 2025, the Company received $3.0 million in distributions, including income, from the CoreWeave-related investment, bringing total distributions over the life of the investment to $5.8 million, or $0.8 million in excess of the original $5.0 million investment.

•
Unrealized losses on the Company’s investments in GECC common stock and SPVs related to GECC common stock, totaled $4.0 million and $3.0 million, respectively, for the quarter ended December 31, 2025.

Stock Repurchase Program

In the fiscal first quarter of 2026, GEG’s Board of Directors approved an incremental stock repurchase program under which GEG is authorized to repurchase up to $25 million in the aggregate of its outstanding common stock in the open market. Through February 3, 2026, the Company repurchased approximately 6.4 million shares for $12.7 million, at an average price of $1.99 per share, leaving approximately $12.3 million of remaining capacity under the program for future repurchases.

Fiscal 2026 Second Quarter Conference Call & Webcast Information

When: Thursday, February 5, 2026, 8:30 a.m. Eastern Time (ET)

Call: All interested parties are invited to participate in the conference call by dialing +1 (877) 407-0752; international callers should dial +1 (201) 389-0912. Participants should enter the Conference ID 13757471 if asked.

Webcast: The conference call will be webcast simultaneously and can be accessed here. A copy of the slide presentation accompanying the conference call can be found here.

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded, alternative asset manager focused on growing a scalable and diversified portfolio of long-duration and permanent capital vehicles across credit, real estate, specialty finance, and other alternative strategies. Great Elm Group, Inc. and its subsidiaries currently manage Great Elm Capital Corp., a publicly-traded business development company, and Monomoy Properties REIT, LLC, an industrial outdoor storage (“IOS”) focused real estate investment trust, in addition to other investments. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding expected growth, profitability, acquisition opportunities and outlook involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information. These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the Securities and Exchange Commission (“SEC”), including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC, and in public disclosures, of financial measures that are not in accordance with US GAAP, such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is derived from methodologies other than in accordance with US GAAP. Great Elm believes that Adjusted EBITDA is an important measure for investors to use in evaluating Great Elm’s businesses. In addition, Great Elm’s management reviews Adjusted EBITDA as they evaluate acquisition opportunities.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it either in isolation from, or as a substitute for, analyzing Great Elm’s results as reported under US GAAP. Non-GAAP financial measures reported by Great Elm may not be comparable to similarly titled amounts reported by other companies.

Included in the financial tables below is a reconciliation of Adjusted EBITDA to the most directly comparable US GAAP financial measure, net income from continuing operations.

Endnotes

1FPAUM and AUM figures are management estimates as of the dates presented and are based on internal data, methodologies, and assumptions that GEG believes to be reasonable. These amounts are subject to change.

2 Includes approximately $0.7 million of unrealized loss attributable to the Company’s investment in Consolidated Funds for the quarter ended December 31, 2025.

3 Includes approximately $5 thousand of unrealized gain attributable to the Company’s investment in Consolidated Funds for the quarter ended December 31, 2024.

Media & Investor Contact:

Investor Relations

geginvestorrelations@greatelmcap.com

Great Elm Group, Inc.

Condensed Consolidated Balance Sheets

Dollar amounts in thousands (except per share data)

ASSETS	December 31, 2025	June 30, 2025
Current assets
Cash and cash equivalents	$51,228	$30,603
Receivables from managed funds	3,648	8,331
Investments, at fair value	41,415	60,614
Prepaid and other current assets	3,112	2,803
Real estate assets, net	6,102	9,085
Related party loan receivable	-	8,000
Assets of Consolidated Funds:
Cash and cash equivalents	6,357	3,907
Investments, at fair value	6,350	14,327
Other assets	2,288	227
Total current assets	120,500	137,897
Identifiable intangible assets, net	11,434	12,009
Goodwill	440	440
Right-of-use assets	1,424	1,603
Other assets	1,690	1,988
Total assets	$135,488	$153,937
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$174	$1,026
Accrued expenses and other current liabilities	6,295	7,707
Current portion of related party payables	182	258
Current portion of lease liabilities	355	355
Liabilities of Consolidated Funds:
Payable for securities purchased	23	96
Accrued expenses and other liabilities	4,648	172
Total current liabilities	11,677	9,614
Lease liabilities, net of current portion	1,088	1,260
Long-term debt (face value $26,945)	26,516	26,373
Convertible notes (face value $35,940 and $35,063, including $17,418 and $16,993 held by related parties, respectively)	35,527	34,602
Other liabilities	990	1,422
Total liabilities	75,798	73,271
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value; 5,000,000 authorized and zero outstanding	-	-
Common stock, $0.001 par value; 350,000,000 shares authorized and 32,354,441 shares issued and 31,164,011 outstanding at December 31, 2025; and 27,630,305 shares issued and 26,552,948 outstanding at June 30, 2025	29	25
Additional paid-in-capital	3,318,580	3,310,356
Accumulated deficit	(3,262,847)	(3,240,063)
Total Great Elm Group, Inc. stockholders' equity	55,762	70,318
Redeemable non-controlling interest in Consolidated Funds	3,928	10,348
Total stockholders' equity	59,690	80,666
Total liabilities and stockholders' equity	$135,488	$153,937

Great Elm Group, Inc.

Condensed Consolidated Statements of Operations

Dollar amounts in thousands (except per share data)

	For the three months ended December 31,		For the six months ended December 31,
	2025	2024	2025	2024
Revenues	$3,011	$3,507	$13,799	$7,499
Cost of revenues	16	458	6,764	1,093
Operating costs and expenses:
Compensation and benefits	4,919	3,425	10,156	6,988
Selling, general and administrative	1,977	1,312	4,143	2,813
Depreciation and amortization	312	284	654	557
Expenses of Consolidated Funds	20	5	41	21
Total operating costs and expenses	7,228	5,026	14,994	10,379
Operating loss	(4,233)	(1,977)	(7,959)	(3,973)
Dividends and interest income	1,322	1,567	2,560	3,125
Interest expense	(1,022)	(1,030)	(2,050)	(2,058)
Net realized and unrealized (loss) gain	(11,361)	2,428	(14,222)	6,206
Net realized and unrealized (loss) gain on investments of Consolidated Funds	(1,601)	(29)	(3,409)	249
Interest and other income of Consolidated Funds	293	395	645	779
(Loss) income before income taxes	(16,602)	1,354	(24,435)	4,328
Income tax benefit (expense)	54	-	(17)	-
Net (loss) income	$(16,548)	$1,354	$(24,452)	$4,328
Less: net (loss) income attributable to non-controlling interest in Consolidated Funds	(794)	178	(1,668)	513
Net (loss) income attributable to Great Elm Group, Inc. stockholders	$(15,754)	$1,176	$(22,784)	$3,815
Net (loss) income attributable to stockholders per share
Basic	$(0.50)	$0.04	$(0.75)	$0.13
Diluted	(0.50)	0.04	(0.75)	0.12
Weighted average shares outstanding
Basic	31,624	27,983	30,298	28,531
Diluted	31,624	28,767	30,298	39,793

Great Elm Group, Inc.

Reconciliation from Net (Loss) Income to Adjusted EBITDA

Dollar amounts in thousands

	Three months ended December 31,		Six months ended December 31,
(in thousands)	2025	2024	2025	2024
Net (loss) income	$(16,548)	$1,354	$(24,452)	$4,328
Interest expense	1,022	1,030	2,050	2,058
Income tax (benefit) expense	(54)	-	17	-
Depreciation and amortization	312	284	654	557
Non-cash compensation	678	755	2,009	1,872
Loss (gain) on investments	12,962	(2,399)	17,631	(6,455)
Change in contingent consideration	-	-	-	(6)
Adjusted EBITDA	$(1,628)	$1,024	$(2,091)	$2,354